Exhibit 11.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Himalaya Technologies, Inc. (the “Company”) on Form 1-A/A of our report dated September 27, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the consolidated balance sheet as of July 31, 2021, and the consolidated statements of operations, stockholders’ deficit and cash flows for the year ended July 31, 2021, and the related notes.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

January 18, 2023